UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/31/2007

HouseValues, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51032

Washington	91-1982679
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11332 NE 122nd Way, Kirkland WA 98034
(Address of principal executive offices, including zip code)

425-952-5500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On July 31, 2007, we implemented a plan to reduce operating expenses, including the closure of our satellite sales and service center in Yakima, Washington. In connection with this plan, we reduced our workforce by approximately 30%, or about 100 employees. In the third quarter of 2007, we recorded severance charges of $0.4 million as well as other related charges of $0.1 million. These charges relate primarily to our sales and marketing group and substantially all of charges were paid during the quarter.

No liability has been recorded related to the Yakima facility lease as we expect that future cash flows received from subleasing the facility would exceed our future rental payments.

We have leasehold improvements at the Yakima facility and other related assets which have been classified as available for sale and are no longer being depreciated. In the third quarter of 2007, we recognized an impairment charge of $1.2 million to reduce these assets to their estimated fair value less selling costs, resulting in a net book value of $0.4 million at September 30, 2007. Our calculation of the fair value of these assets is dependent on the assumptions used and may change as we complete disposition of the facility lease and related assets.

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2007

Item 2.06.    Material Impairments

We hereby incorporate by reference the disclosure under Item 2.05 of this Form 8-K.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HouseValues, Inc.

Date: November 05, 2007	By:	/s/ Jacqueline Davidson
Jacqueline Davidson
VP of Finance